Exhibit 10.14
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of December 18, 2017 (the “Effective Date”), by and between BRICKELL BIOTECH, INC., a Delaware corporation (“Corporation”), with its principal place of business at 5777 Central Avenue, Suite 102, Boulder, Colorado 80301 (“Headquarters”) and MICHAEL CARRUTHERS, a South Dakota resident (“Consultant”), with an address of [***] (“Home Office”). Corporation and Consultant are hereunder also referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Consultant possesses substantial experience in the field of accounting and financial services;

WHEREAS, Corporation seeks to engage Consultant as Corporation’s acting Chief Financial Officer (“CFO”), on a part-time basis; and

WHEREAS, Consultant is willing to make their services available to Corporation on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties do hereby agree as follows:

1.Services.

(a)Scope. Consultant shall provide their services, skills and knowledge to the tasks assigned to it by Corporation in the delivery of accounting, finance and financial advisory services as further set forth in Exhibit A (the “Services”).

(b)Performance. Consultant understands and agrees that Consultant is solely responsible for the control and supervision of the means by which the Services are provided consistent with the goal of successfully completing the Services on a mutually agreeable schedule. During the Consulting Term (as defined herein), Consultant shall devote reasonable time and attention to providing Services and shall promote the interests and welfare of Corporation. Except as otherwise set forth herein, Corporation acknowledges and agrees that Corporation’s retention of Consultant’s Services hereunder shall be non- exclusive.

2.Consideration.

(a)Monthly Retainer. Consultant shall be entitled to compensation in the amount of Ten Thousand Dollars ($10,000) per month (for the provision of approximately 40 hours of Services per month) for the performance of Services during the Consulting Term (as defined herein) (“Monthly Retainer”). In the event of the Corporation directing Consultant to perform Services or other functions in locations other than the Home Office or Headquarters, additional compensation in the amount of $2,000 per day shall be paid to the Consultant (“Additional Compensation”). Monthly Retainer shall be paid monthly in advance in cash, whether by bank or cashier’s check or wire transfer in immediately available U.S. funds. Additional Compensation and Business Expenses shall be paid within fifteen (15) days after the Consultant provides an invoice including reasonable supporting documentation. On the Termination Date (as defined herein), Corporation shall pay a pro rata amount for the portion of the last month of the Monthly Retainer.

(b)Stock Options. Consultant will be eligible to receive grants of equity awards from Corporation under its Amended and Restated Brickell Biotech, Inc. 2009 Equity Incentive Plan (the “Plan”). Any grant of equity awards to Consultant will be at the discretion of Corporation’s board of directors (the “Board”) and will be issued pursuant to, and subject to the terms and conditions of, a Notice of Grant of Stock Options signed by Corporation. Subject to approval by the Board, Corporation agrees to grant to Consultant:

(i)A fully vested, non-statutory option to purchase (the “Option”) at a price per share equal to the fair market value of the shares upon date of grant (the “Exercise Price”), Fifteen Thousand (15,000) shares of Corporation’s common stock (“Stock Grant”). To exercise the Option, Consultant must deliver to Corporation the following: (1) a completed and signed notice of stock option exercise, in the form attached to the Notice of Grant of Stock Options specifying the number of shares with respect to which the Option is being exercised; and (2) payment in full of the aggregate Exercise Price of the shares being purchased in cash or by check made payable to the order of Corporation.

(c)Business Expenses. Corporation shall reimburse Consultant for all reasonable documented travel expenses and expenses incurred as may be required in order for Consultant to render the Services and fulfill its obligations hereunder. Corporation shall make a payment for such expenses documented by Consultant on a monthly basis when Corporation pays the monthly retainer.

3.Independent Contractor. This Agreement does not create a fiduciary relationship between the Parties. Consultant’s relationship with Corporation shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the Parties. Consultant is not the agent of Corporation and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of Corporation, or otherwise bind Corporation in any respect whatsoever, except to the extent Consultant is acting in his capacity as an officer or authorized agent of Corporation as designated by the Board. Further, it is not the intention of this Agreement or of the Parties to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing in this Agreement shall be construed to confer upon any third party other than the Parties hereto a right of action under this Agreement or in any manner whatsoever. Consultant (and its employees and agents) shall not be entitled to any of the benefits that Corporation may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Corporation may regularly report amounts paid to Consultant with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, Corporation shall not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s (or its employees’ or agents’) behalf. Consultant shall comply with, and agrees to accept exclusive liability for non-compliance with, all applicable state and federal laws, rules and regulations, including, without limitation, obligations such as payment of all taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement. Consultant hereby agrees to indemnify, hold harmless and defend Corporation against any and all such liability, taxes or contributions, including, without limitation, penalties and interest.

4.Term. The term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall expire one (1) year from the Effective Date, unless sooner terminated in accordance with this Section 4. At the end of the Initial Term, the Consulting Term (as defined herein) shall automatically renew for successive one-year (1) terms (subject to earlier termination as provided herein) unless Corporation or Consultant delivers written notice to the other at least thirty (30) days prior to the Termination Date (as defined herein) of Corporation’s or Consultant’s election, as the case may be, not to renew the Consulting Term (as defined herein) or the Parties mutually agree otherwise in a separate signed writing. The period during which Consultant shall be engaged by Corporation pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Consulting Term,” and the date on which the Consulting Term shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Termination Date”). The Consulting Term may be terminated (i) by Corporation for any reason or no reason upon written notice to Consultant or (ii) by Consultant for any reason or no reason upon thirty (30) days’ prior written notice to Corporation. All non- surviving duties and obligations of the Parties under this Agreement will cease as of the Termination Date; provided, however, all accrued obligations to the Termination Date shall be fulfilled and the obligations set forth in Sections 5 – 8, 14, 16 and 17 shall survive the Termination Date.

5.Nondisclosure. At no time shall Consultant divulge or cause to be divulged to any third party (including but not limited to Corporation’s customers, suppliers or competitors) the nature, purpose or results of the Consultant’s work for Corporation. If Consultant shall be placed under a legal obligation to disclose any Confidential Information (as defined herein), Consultant shall, if reasonably possible, give Corporation prompt notice thereof and permit Corporation to seek a protective order and/or waive the duty of confidentiality.

6.Confidentiality.

(a)Defined. During the Consulting Term, Consultant will acquire confidential information regarding the operation, products, technologies, ownership, finances,

compensation, investor relations, books and records, and business of Corporation (hereinafter the “Confidential Information”). Consultant shall hold in trust and confidence all such Confidential Information during and following the Consulting Term. At no time shall Consultant divulge Confidential Information to a third party for any purpose other than for the benefit of Corporation and with Corporation’s prior consent. Further, Consultant shall not authorize or encourage persons who are under Consultant’s direction or supervision to divulge such Confidential Information, and shall be responsible for any breach of confidentiality by its employees or contractors.

(b)Exclusions. Neither Party shall have any obligation with respect to Confidential Information that: (i) is or becomes part of the public domain on a non- confidential basis, through no wrongful act of the receiving or developing party; (ii) is lawfully obtained by the receiving or developing party from a third party without any obligation by the receiving or developing party to maintain the confidentiality of information; or (iii) is known as demonstrated by written records by the receiving or developing party prior to obtaining same from the disclosing party.

7.Return of Materials. On the Termination Date, Consultant shall promptly return all Confidential Information or at Corporation’s sole discretion, destroy all information, records and materials developed in the performance of this Agreement, provided, however, Consultant shall have the right to retain one (1) record copy of such tangible information in its legal files, for use only in complying with Consultant’s continuing obligations to Corporation hereunder. It is anticipated that Consultant, during the normal course of providing services to Corporation, will produce and receive electronic files, e-mails, data and other types of information, including but not limited to Confidential Information, normally stored in computer memory whether the memory is static, dynamic, in fixed or removable storage media, on-line, off-line, remote or local. Consultant agrees that within ten (10) days of the Termination Date, and after return of all materials as more explicitly defined in this Agreement, Consultant shall completely erase, destroy and remove all electronic files, data, e-mails, e-mail records, voice mail, voice mail records and any other information stored in computer memory if that information is in any way related to Services, and further provided, that no court order prohibiting destruction, erasure or removal of same has been served upon Consultant. If requested by Corporation and provided said request occurs within two (2) years of the Termination Date, Consultant agrees to execute an affidavit affirming Consultant’s compliance with the obligations outlined in this Section 7.

8.Non-solicitation. At all times during the Consulting Term and for a one (1) year period after the Termination Date, Consultant shall not directly or indirectly solicit any of Corporation’s employees, key employees or customers for employment with a person or entity involved in marketing products or services competitive with Corporation. Key employees include supervisory personnel, executives, personnel in charge of any department, section or subdivision, and project managers or directors, and senior personnel on any individual project or projects. Consultant further agrees that all customers and all prospective customers of Corporation shall be solely the customers of

Corporation and Consultant shall not either directly or indirectly, solicit business as to products or services competitive with those of Corporation from any of Corporation’s customers with whom Consultant has had contact within one (1) year prior to the Termination Date.

9.Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Services performed hereunder, which records shall be available to and remain the sole property of Corporation.

10.No Breach. Consultant represents that the performance of this Agreement does not and will not breach any agreement to which it is a party. Consultant will not disclose to Corporation or induce Corporation to use any proprietary information or material belonging to any previous employer or others. Consultant agrees not to enter into any oral or written agreement in conflict with this Agreement.

11.Conflicts. This Agreement is non-exclusive in nature and during the Consulting Term, Consultant may engage in financial and accounting activities for any third party, provided, however, no works performed by Consultant shall conflict with Consultant’s obligations as set forth in this Agreement, specifically including provisions of performance or confidentiality.

12.Indemnification. Consultant shall indemnify and hold Corporation harmless for any and all loss or damage and from all claims for injury, death, loss or damage of any kind or character, sustained by or caused by Consultant, by whomsoever asserted, occasioned by or in connection with the performance of this Agreement, except for personal injuries or property damage resulting directly from and proximately caused solely by the negligence of Corporation, its employees and agents.

Corporation agrees to defend, indemnify and hold harmless Consultant and its respective employees and agents, if any, against and from any claims arising out of or in reference to the consultations referred to herein, and agrees to bear all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the defense of any such claim; provided, however, Corporation will not be liable for any claim arising out of the negligent acts of Consultant or its respective employees, agents and subcontractors, if any. Consultant shall promptly notify Corporation of any claim being made against it, and Consultant shall cooperate with Corporation in the defense of such claim.

13.Notices. Any notice, instruction or communication required or permitted to be given under this Agreement to any Party shall be in writing and shall be given by personal delivery or sent by certified mail, return receipt requested, or internationally recognized air courier, postage or fees paid, addressed to such Party at the address set forth on the first page of this Agreement or to such other address as such Party may request by written notice. Any such notice, instruction or communication shall be deemed given when actually received.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of law provisions.

15.Entire Agreement. This Agreement states the entire agreement between the Parties with respect to the subject matter hereof and all prior and contemporaneous understandings, representations, and agreements are merged herein and superseded hereby. No alteration, modification, release, or waiver of this Agreement or any of its provisions shall be effective unless agreed to in writing and executed by both Parties. Neither Party has relied upon any oral representation of the other Party in entering into this Agreement. Neither this Agreement nor prior dealings between the Parties represent a commitment by Corporation to engage Consultant for a certain number of hours or for a specific number of tasks.

16.Dispute Resolution. Except for actions involving injunctive relief, if a dispute arises out of or relates to this Agreement, or the breach thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, if the Parties are unable to agree on a sole mediator, to submit the dispute to mediation under the rules of the American Arbitration Association. Venue for any dispute resolution proceeding shall be in Boulder County, Colorado.

17.Equitable Relief. Consultant recognizes that the covenants contained in Sections 5
– 8 are reasonable and necessary to protect the legitimate interests of Corporation, that Corporation would not have entered into this Agreement in the absence of such covenants, and that Consultant’s breach or threatened breach of such covenants shall cause Corporation irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, Consultant agrees that Corporation shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to Corporation at law or in equity. With regard to claims involving injunctive relief, any action to interpret or enforce this Agreement shall occur in a court of competent jurisdiction in Boulder County, Colorado.

18.Assignment. This Agreement is personal in nature and accordingly may not be assigned by Consultant, in whole or in part, without the prior written consent of Corporation, which may be withheld in its sole discretion. Corporation may, in its sole discretion, assign this Agreement and all of its rights, benefits and obligations hereunder, whether by agreement or by operation of law.

19.Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and affixed their seals the day and year first above written.

CORPORATION:		CONSULTANT:

By:	/s/ Andy Sklawer	By:	/s/ Mike Carruthers

Name:	Andy Sklawer	Name:	Mike Carruthers

Its:	COO	Its:

EXHIBIT A

Services

The following outlines the anticipated Services:
•Participating in conference calls with the investment and banking community, as necessary
•Participating in the negotiation of financing (equity and debt) agreements with potential investors and lenders
•Assisting in the drafting and preparation of the Corporation’s S-1 Registration Statement, as applicable
•Overseeing the issuance of financial information
•Helping to construct reliable control systems and monitoring such systems
•Establishing and enforcing rules and procedures in order to ensure compliance with PCAOB or other applicable accounting, auditing and reporting standards
•Reporting risk issues to the Audit Committee of the Board of Directors
•Maintaining relations with external auditors and investigating their findings and recommendations
•Working with the finance staff to maintain financial record systems in accordance with Generally Accepted Accounting Principles, and review the use of funds
•Overseeing budgeting and implementation of budgets and monitoring progress, and presenting operational metrics both internally and externally
•Overseeing the preparation and approval of all financial reporting materials and metrics for internal users
•Providing guidance on cash flow forecasting
•Directing all financial, project-based and departmental accounting
•Helping to coordinate audit activities with auditors, management and the Audit Committee
•Providing guidance in evaluating and overseeing employee benefits
•Reviewing all formal finance procedures, processes and administration, recommending improvements to the systems and managing the systems on an on-going basis
•Helping to oversee that partnership accounting is adhered to and maintained in the Corporation’s accounting system
•Overseeing long-term budgetary planning and cost management to ensure alignment with Corporation’s business goals
•Facilitating financial modeling to support senior management with short- and long- term financial planning and projections

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 TO CONSULTING AGREEMENT (“Amendment No. 1”) is entered into as of March 1, 2019 (the “Amendment Date”), by and between BRICKELL BIOTECH, INC., a Delaware corporation (“Corporation”), and MICHAEL CARRUTHERS, a South Dakota resident (“Consultant”).

WHEREAS, Corporation and Consultant entered into a consulting agreement dated December 18, 2017 governing the provision of services to the Corporation (“Consulting Agreement”);

WHEREAS, the parties seek to amend the Consulting Agreement to provide for modified terms.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties do hereby agree as follows:

1.Amendment to Section 2(a) of the Consulting Agreement. Section 2(a) of the Consulting Agreement is hereby amended and restated as follows:

Monthly Retainer. Consultant shall be entitled to compensation in the amount of Twenty Thousand Dollars ($20,000) per month (for the provision of approximately 80 hours of Services per month) for the performance of Services from the Amendment Date until the Termination Date (“Monthly Retainer”). In the event of the Corporation directing Consultant to perform Services or other functions in locations other than the Home Office or Headquarters, additional compensation in the amount of $2,000 per day shall be paid to the Consultant (“Additional Compensation”). Prior to the closing of a transaction in which the Corporation receives greater than Twenty Million ($20,000,000) dollars in net cash proceeds (the “Financing”), fifty percent (50%) of the Monthly Retainer shall be paid monthly in advance in cash and the remainder shall be paid upon the closing of the Financing. Following the closing of the Financing, the Monthly Retainer shall be paid monthly in advance in cash. Additional Compensation and Business Expenses shall be paid within fifteen (15) days after the Consultant provides an invoice including reasonable supporting documentation. On the Termination Date (as defined herein), Corporation shall pay a pro rata amount for the portion of the last month of the Monthly Retainer.

2.Entire Agreement. This Amendment No. 1 represents the entire understanding and agreement of the parties as to those matters contained herein. Except for the terms and conditions set forth herein, all other terms and provisions of the Agreement shall remain in full force and effect. It is agreed by the parties that all references to the Agreement hereafter made by them in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

3.Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and affixed their seals the day and year first above written.

CORPORATION:		CONSULTANT:

By:	/s/ Andy Sklawer	By:	/s/ Mike Carruthers

Name:	Andy Sklawer	Name:	Mike Carruthers

Its:	COO	Its:

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

THIS AMENDMENT NO. 2 TO CONSULTING AGREEMENT (“Amendment No. 2”) is entered into as of December 23, 2019 (the “Amendment Date”), by and between BRICKELL BIOTECH, INC., a Delaware corporation (“Corporation”), and MICHAEL CARRUTHERS, a South Dakota resident (“Consultant”).

WHEREAS, Corporation and Consultant entered into a consulting agreement dated December 18, 2017, which was amended on March 1, 2019, governing the provision of services to the Corporation (“Consulting Agreement”);

WHEREAS, the parties seek to amend the Consulting Agreement to provide for modified terms.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties do hereby agree as follows:

1.Amendment to Section 2(a) of the Consulting Agreement. Section 2(a) of the Consulting Agreement is hereby amended and restated as follows:

Monthly Retainer. Consultant shall be entitled to compensation in the amount of Twenty Thousand Dollars ($20,000) per month (for the provision of approximately 80 hours of Services per month) for the performance of Services from the Amendment Date until the Termination Date (“Monthly Retainer”). In the event of the Corporation directing Consultant to perform Services or other functions in locations other than the Home Office or Headquarters, additional compensation in the amount of $2,000 per day shall be paid to the Consultant (“Additional Compensation”). The Monthly Retainer shall be paid monthly in advance in cash. Additional Compensation and Business Expenses shall be paid within fifteen (15) days after the Consultant provides an invoice including reasonable supporting documentation. On the Termination Date (as defined herein), Corporation shall pay the full Monthly Retainer for the month in which Termination occurred.

2.Entire Agreement. This Amendment No.1 represents the entire understanding and agreement of the parties as to those matters contained herein. Except for the terms and conditions set forth herein, all other terms and provisions of the Agreement shall remain in full force and effect. It is agreed by the parties that all references to the Agreement hereafter made by them in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

3.Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and affixed their seals the day and year first above written.

CORPORATION:		CONSULTANT:

By:	/s/ Andy Sklawer	By:	/s/ Mike Carruthers

Name:	Andy Sklawer	Name:	Mike Carruthers

Its:	COO	Its:	Principal